Exhibit 10.78

AMENDMENT nO. 2 TO LICENSE AND SUPPLY AGREEMENT

THIS AMENDMENT NO. 2 TO LICENSE AND SUPPLY AGREEMENT (this “Amendment”) is made as of November 5, 2020 by and between Recro Gainesville LLC (as successor to Alkermes Pharma Ireland Limited) (“Recro”), Kremers Urban Pharmaceuticals, Inc. (“Kremers Urban”) and Lannett Company, Inc. (“Lannett”).

Background

WHEREAS, Recro and Kremers Urban are parties to that certain License and Supply Agreement, effective as of January 1, 2014 as amended in September 2018, as amended by Amendment No.1 to License and Supply Agreement, effective as of September 6, 2018 ( as amended, the “Agreement”);

WHEREAS, on or about November 25, 2015, Lannett acquired Kremers Urban and, as a result of that acquisition, Kremers Urban is a wholly-owned subsidiary of Lannett; and

WHEREAS, the parties now desire to enter into this Amendment to set forth certain changes to and modifications of the terms and conditions contained in the Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual agreement of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

1.Incorporation of Background; Capitalized Terms. The “Background” provision set forth above, together with the defined terms therein, are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.
2.Assignment and Assumption. Pursuant to Section 11.1(a) of the Agreement, Kremers Urban hereby assigns, and Lannett hereby assumes, all rights and obligations of Kremers Urban under the Agreement. All references to Kremers Urban in the Agreement shall be references to Lannett.
3.One-Time Payment. Within thirty (30) days of execution of this Amendment, Lannett shall pay Recro a one-time payment in the amount of One Million Eight Hundred and Sixty Thousand Dollars ($1,860,000).
4.SECTION 3.1 CONSIDERATION. The following language is inserted at the end of Section 3.1 of the Agreement:

“Beginning on January 1, 2022 and on every subsequent January 1 for the Term of the Agreement, Lannett shall pay Recro an annual license fee of Five Hundred Thousand Dollars ($500,000).”

5.SECTION 8.2 RESPONSIBILITY FOR NDAs. The following new subsection (d) is inserted at the end of Section 8.2 of the Agreement:

“(d) ANNUAL PDUFA PROGRAM FEES. PDUFA program fees are assessed annually for eligible products. The program fees are assessed for each prescription drug product that is identified in such a human drug application approved as of October 1st of such fiscal year. PDUFA fees for the Products supplied hereunder are the responsibility of Recro. Lannett shall reimburse Recro fifty percent (50%) of PDUFA program fees associated with the Products within sixty (60) days of receipt of an invoice from Recro accompanied by a copy of the original program fee invoice starting in 2021.”

6.SECTION 10 TERMINATION. Section 10.1 of the Agreement is deleted in its entirety and replaced with the following language:

“10.1 Termination. The term of this Agreement shall begin upon the Effective Date and, unless sooner terminated as hereinafter provided, shall end on December 31, 2024. This Agreement may be renewed for successive two (2)-year terms by mutual agreement of the parties in writing. Notwithstanding the foregoing, this Agreement may be terminated as follows:

(a)Termination for Insolvency. If either Lannett or Recro (i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than 60 days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

(b)Termination for Default.

(i)Lannett and Recro each shall have the right to terminate this Agreement for default upon the other’s failure to comply in any material respect with the terms and conditions of this Agreement. At least thirty (30) days prior to any such termination for default, the party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 10.1(b), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting party fails to correct such default(s) within thirty (30) days after receipt of notification, or if the same cannot reasonably be corrected or remedied within thirty (30) days, then if the defaulting party has not commenced curing said default(s) within said thirty (30) days and be diligently pursuing completion of same, then such party immediately may terminate this Agreement.

(ii)This Section 10.1(b) shall not be exclusive and shall not be in lieu of any other remedies available to a party hereto for any default hereunder on the part of the other party.

(c)Continuing Obligations. Termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto with respect to the Products and any ongoing obligations hereunder with respect to the remaining Products and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Sections 8.4, 8.5, 8.6, 8.8, 8.15, SECTION 9, Section 10.1(b) and SECTION 11 hereof, and such obligations shall survive any such termination.

(d)Net Sales Allowances after the Termination Date. In reference to returns or other Net Sales allowances which arise after the termination of this Agreement in respect of any Product supplied and sold under this Agreement prior to such termination, the parties agree that Lannett shall not be entitled to seek any reimbursement, Net Sales deductions or other form of compensation from Recro.”

4.SECTION 11.2 NOTICES. All notices or other communications required or permitted to be given pursuant to the Agreement if to Lannett, as follows:

Lannett Company, Inc.

11500 Northbrook Drive, Suite 155

Trevose, PA 19053

Attention: Legal Department

5.Inconsistencies; Disputes. To the extent of any inconsistency between the Agreement and this Amendment, the terms and conditions of this Amendment shall prevail.

6No Other Amendments. All provisions of the Agreement not expressly amended by this Amendment shall remain in full force and effect, and are ratified and confirmed.

7Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. An electronic or faxed signed copy of this Amendment shall have the same force and effect as an original signed copy.

[signature page follows]

IN WITNESS WHEREOF, Recro, Lannett and Kremers Urban have duly executed this Amendment as of the date first written above.

RECRO GAINESVILLE LLC

By:	/s/ Scott Rizzo
Name:Scott Rizzo
Title: Executive Vice President and General Manager

LANNETT COMPANY, INC.

By:	/s/ Timothy Crew
Name:Timothy Crew
Title: CEO

KREMERS URBAN PHARMACEUTICALS, INC.

By:	/s/ Timothy Crew
Name:Timothy Crew
Title: Chairman of the Board